[LETTERHEAD OF: LARKIN, HOFFMAN, DALY & LINDGREN, LTD.]


May 9, 1996

Ultra Pac, Inc.
21925 Industrial Boulevard
Rogers, Minnesota 55374

Re:         Ultra Pac, Inc. (the "Company")
            Registration Statement on Form S-8
            1996 Employee Stock Grant Program

Ladies and Gentlemen:

We have examined: (a) the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by you of 12,900 shares of the Company's Common Stock, no par value (the "Common Stock") in the manner set forth in the Registration Statement; (b) the Company's Restated Articles of Incorporation and Bylaws, both as amended to date; and (c) the Company's corporate proceedings relative to your organization and to the issuance of the Common Stock.

In addition to the examination outlined above, we have reviewed such other proceedings, documents, and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

         1. Ultra Pac, Inc. has been legally incorporated and is validly existing under the laws of the State of Minnesota.

         2. The Common Stock being issued by you as contemplated in the Registration Statement will, when issued, be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,



/s/ LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.

LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.